Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of Dover Downs by Twin River in the form of a merger (the “Dover Acquisition”). The Dover Acquisition, which closed on March 28, 2019, resulted in Dover Downs shareholders exchanging their Dover Downs stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. A total of 2,976,825 shares of common stock were issued in the Dover Acquisition and the valuation of those shares was based on the closing price of Dover Downs’ common stock on March 27, 2019. The Dover Acquisition is being accounted for as a business combination using the acquisition method with Twin River as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the purchase price will be allocated to Dover Downs’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Dover Acquisition.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2018, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2018 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Twin River’s and Dover Down’s historical consolidated financial statements as adjusted to give effect to the Dover Acquisition.

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Twin River for the year ended December 31, 2018.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Twin River management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical Dover Downs and Twin River financial statement caption amounts have been reclassified or combined to conform to Twin River’s presentation and disclosure requirements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Twin River and Dover Downs as of and for the year ended December 31, 2018.

The unaudited Pro Forma Statements give effect to the Dover Acquisition as if it had occurred on January 1, 2018, for purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2018. The unaudited Pro Forma Statements give effect to the Dover Acquisition as if it had occurred on December 31, 2018, for purposes of the unaudited pro forma condensed combined balance sheet. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Dover Acquisition, and expected to have a continuing impact on the financial statements.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Twin River and Dover Downs. Actual amounts recorded upon completion of purchase accounting for the Dover Acquisition will differ from the Pro Forma Statements and the differences may be material.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2018
(in thousands)

	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$77,580	$10,864	$(15,000) 25,000	(f) (f)	$98,444
Restricted cash	3,851	—	—		3,851
Accounts receivable, net	22,966	4,297	—		27,263
Receivables from related parties	—	—	—		—
Due from State of Delaware	—	7,498	—		7,498
Inventory	6,418	1,975	—		8,393
Prepaid expenses and other current assets	11,647	2,810	—		14,457
Receivable from Dover Motorsports, Inc.	—	9	—		9
Income taxes receivable	—	116	—		116
Total current assets	122,462	27,569	10,000		160,031
Property and equipment, net	416,148	131,322	(21,712)	(b)	525,758
Goodwill	132,035	—	—		132,035
Intangible assets, net	110,104	—	2,824	(b)	112,928
Deferred financing fees, net	622	—	—		622
Other assets	981	368	—		1,349
Deferred income taxes	—	1,456	4,050	(b)	5,506
Total assets	$782,352	$160,715	$(4,838)		$938,229
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of term loan	$3,595	$–	$–		$3,595
Accounts payable	14,215	2,865	6,088	(c)	23,168
Purses due horsemen	—	7,533	—		7,533
Accrued liabilities	57,778	9,888	6,486	(b)	74,152
Deferred credits	—	76	—		76
Contract liabilities	—	4,126	—		4,126
Revolving line of credit	—	15,000	(15,000)	(f)	—
Total current liabilities	75,588	39,488	(2,426)		112,650
Accrued liabilities long term	—	—	2,134	(b)	2,134
Deferred tax liability	17,526	—	—		17,526
Long term debt, net of current portion, discount and deferred financing fees	390,578	—	25,000	(f)	415,578
Liability for pension benefits	—	6,883	—		6,883
Total liabilities	483,692	46,371	24,708		554,771
Commitments and contingencies:
Common stock subject to possible redemption	—	—	—		—
Shareholders’ equity:
Common stock	380	1,841	30 (1,841)	(a) (b)	410
Class A common stock	—	1,487	(1,487)	(b)	—
Additional paid–in capital	125,629	6,028	(30) (6,028) 90,886	(a) (b) (b)	216,485
Treasury stock, at cost	(30,233)	—	—		(30,233)
Retained earnings	202,884	109,881	(109,881) (6,088)	(b) (c)	196,796
Accumulated other comprehensive loss	—	(4,893)	4,893	(b)	—
Total shareholders’ equity	298,660	114,344	(29,546)		383,458
Total liabilities, temporary equity and shareholders’ equity	$782,352	$160,715	$(4,838)		$938,229

Unaudited Pro Forma Condensed Combined Statement of Income — Year Ended December 31, 2018
(in thousands, except share and per share amounts)

	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenues
Net revenues	$437,537	$179,931	(83,328)	(i)	$534,140
Operating costs and expenses
Gaming, racing, hotel and food and beverage
	129,341	164,381	(48,586)	(j)	161,808
			(83,328)	(i)
Advertising, general and administrative	156,023	5,324	48,586	(j)	203,297
			(6,636)	(k)
Merger costs	—	1,090	(1,090)	(k)	—
Expansion and pre-opening	2,678	—	—		2,678
Newport Grand disposal loss	6,514	—	—		6,514
Depreciation and amortization of intangibles
	22,332	8,231	377	(e)	29,770
			(1,170)	(g)
Total operating costs and expenses	316,888	179,026	(91,847)		404,067
Income from operations	120,649	905	8,519		130,073
Other income (expense)
Interest income	173	—	—		173
Other income	—	302	—		302
Interest expense, net of amounts capitalized	(23,025)	(790)	790	(f)	(25,025)
Interest expense, net of amounts capitalized			(2,000)	(f)
Total other expense	(22,852)	(488)	(1,210)		(24,550)
Income before provision for income taxes	97,797	417	7,309		105,523
Provision for income taxes	(26,359)	(387)	(1,817)	(h)	(28,563)
Net income (loss)	71,438	30	5,493		$76,961
Deemed dividends related to changes in fair value of common stock subject to possible redemption	640	—	—		640
Net income applicable to common stockholders	$72,078	$30	$5,493		$77,601
Net income (loss) per common share:
Basic	$1.95	$0.00			$1.94
Diluted	$1.87	$0.00			$1.87
Weighted average common shares outstanding:
Basic	36,938,943	32,446,000	(29,468,900)	(d)	39,916,043
Diluted	38,551,708	32,446,000	(29,468,900)	(d)	41,528,808

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Dover Downs and Twin River.

Basis of Presentation

Twin River has concluded that the transaction represents a business combination pursuant to ASC 805. Twin River has not yet completed an external valuation analysis of the fair market value of Dover Downs’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Twin River has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Twin River has completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include changes in allocations to intangible assets or goodwill based on the results of certain valuations and other studies that have yet to be completed, other changes to assets and liabilities.

On January 18, 2019, the Twin River board of directors authorized a four-for-one split of the Twin River common stock in the form of a stock dividend of four shares for each outstanding share. As of December 31, 2018, Twin River had outstanding a total of 37,989,376 outstanding common shares as a result of the stock dividend. We accounted for this stock dividend as a stock split.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

Twin River anticipates that the Dover Acquisition will result in net estimated annual cost synergies of approximately $3 million per year. These net estimated cost synergies include approximately $2 million of legal, accounting and other expenses that Twin River will incur as a public company. Cost synergies are expected to be driven by the elimination of certain corporate overhead redundancies and improved property level efficiencies, with limited incremental costs required to scale operations and integrate Dover Downs. No assurance can be made that Twin River will be able to achieve these cost synergies or when they will be realized, and no such cost synergies have been reflected in the Pro Forma Statements.

Note 2 — Preliminary purchase price allocation

The Dover Acquisition, which closed on March 28, 2019, resulted in Dover Downs shareholders exchanging their Dover Downs stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. A total of 2,976,825 shares of common stock were issued at the transaction closing on March 28, 2019 and the valuation of those shares was based on the closing price of Dover Downs’ common stock on March 27, 2019.

March 28, 2019
Dover Downs shares outstanding	33,125,997
Closing Dover Downs share price on March 27, 2019	$2.62
Total fair value of stock purchased (in thousands)	$86,790
Cash paid by TRWH at closing, including amounts to retire Dover Downs debt, inclusive of accrued interest (in thousands)	$29,096
Consideration Transferred – Preliminary (in thousands)	$115,886

Twin River has performed a preliminary valuation analysis of the fair market value of Dover Downs’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Debit (Credit)
Cash and cash equivalents	$20,864
Accounts receivable, net	4,297
Due from State of Delaware	7,498
Inventory	1,975
Prepaid expenses and other current assets	2,810
Receivable from Dover Motorsports, Inc.	9
Income taxes receivable	116
Property and equipment, net	109,610
Deferred tax asset	5,506
Goodwill	—
Intangible assets	2,824
Other assets	368
Accounts payable	(2,865)
Purses due horsemen	(7,533)
Accrued liabilities	(9,888)
Change of control obligations	(8,620)
Deferred credits	(76)
Contract liabilities	(4,126)
Liability for pension benefits	(6,883)
Total consideration	$115,886

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Dover Downs based on their estimated fair values as of the Dover Acquisition closing date.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Represents the issuance of 2,976,825 common shares of Twin River common stock and its effect on the common stock and additional paid in capital accounts (in thousands):

	Common Stock	Additional Paid in Capital
Issuance of 2,976,825 shares of Twin River common stock	30	(30)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(b) Represents the elimination of the historical equity of Dover Downs and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	115,886(x)
Common stock	(1,841)
Class A common stock	(1,487)
Additional paid-in capital	(6,028)
Retained earnings	(109,881)
Accumulated other comprehensive loss	4,893
Write-down/(write-up) of assets:
Cash	(10,000)
Intangible assets	(2,824)
Property and equipment, net	21,712
Deferred income taxes	(4,050)(y)
(Write-down)/write-up of liabilities:
Revolving line of credit	(15,000)
Change in control obligations – short term	6,486(z)
Change in control obligations – long term	2,134(z)
Goodwill	—

(x) The consideration is $115.9 million (calculated by multiplying $2.62, the closing price of a share of Dover Downs common stock on the NYSE on March 27, 2019, by 33,125,997 shares of Dover Downs Stock, plus cash paid by TRWH at closing, including amounts to retire Dover Downs debt, inclusive of accrued interest).

(y) Represents the income tax effect of the acquisition date differences between the financial reporting and income tax bases of assets acquired and liabilities assumed, excluding goodwill.

(z) Represents the accrual of change of control obligations for Dover Downs employees that were due as a result of the Dover Acquisition.

(c) Reflects an adjustment of approximately $6.1 million for the estimated transaction costs for Twin River, such as adviser fees and legal and accounting expenses that were incurred from January 1, 2019 through the date of the Dover Acquisition.

(d) Represents the increase in the weighted average shares due to the issuance of 2,976,825 shares of common stock and the cancellation of Dover Downs common and Class A common stock in connection with the Dover Acquisition.

(e) Represents the amortization of tradename and other intangible assets related to the acquisition of Dover Downs over a three to eight year period as if the acquisition occurred on January 1, 2018. The estimated useful lives were determined based on a review of the time-period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include the period over which a majority of cash flow is expected to be generated and/or management’s view based on historical experience with similar assets.

(f) Dover Downs’ revolving line of credit is payable upon a change of control. Represents the payoff of this revolver and the reversal of interest expense incurred for the year ended December 31, 2018. In addition, in connection with the Dover Acquisition, Twin borrowed $25.0 million under its revolver for the repayment of the Dover Downs’ facility and to fund anticipated payments on change-in-control agreements. Therefore, we reflected additional interest expense related to the debt issuance of  $25.0 million using an estimated interest rate.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(g) Represents the depreciation adjustment of acquired “property and equipment” resulting from the fair value adjustment of these assets relating to the Dover Acquisition. Twin River estimated that the fair value of property and equipment (excluding land) was less than Dover Downs’ book value as of December 31, 2018 by approximately $21.7 million. Therefore, depreciation expense would decrease by approximately $1.2 million for the year ended December 31, 2018 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment range from 2 years to 50 years.

(h) Reflects the income tax effect of pro forma adjustments based on an estimated blended federal and state statutory tax rate of 24.85%.

(i) Represents a change in the presentation of gaming and racing revenue to be in alignment with the presentation of Twin River.

(j) Represents the reclassification of certain costs related to building and grounds and purchasing and receiving and advertising that are included in Gaming, racing, hotel and food and beverage by Dover Downs to a component of Advertising, general and administrative to conform Dover Downs’ accounting policies with those of Twin River.

(k) Represents the elimination of transaction costs incurred by Twin River and Dover Downs during the year ended December 31, 2018.